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                                                                    Exhibit 99.1

                                  Press Release

Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355
USA

                         Orthovita Completes $19 Million
                        Preferred Stock Private Placement
                           Led by OrbiMed Advisors LLC

For Immediate Release
October 21, 2002

Contact:   Joseph M. Paiva
           Orthovita, Inc.
           610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Monday, October 21, 2002 - Orthovita, Inc. (NASDAQ NM / NASDAQ Europe: VITA), a leading developer of orthopaedic biomaterials, reported today that it sold 500 newly issued shares of Series A 6% Adjustable Cumulative Convertible Voting Preferred Stock to several institutional investors, led by OrbiMed Advisors LLC, on October 18, 2002 for gross proceeds of $5 million. The sale is the second and final portion of a $19 million private placement transaction.

The first portion closed on July 26, 2002, which resulted in the Company receiving net cash proceeds of approximately $12.8 million. The remaining balance was subject to shareholder approval and other contingencies, all of which have been met. The Company received net cash proceeds of approximately $4.65 million at the second closing of the equity round.

The $5 million of preferred stock is convertible into approximately 2,930,832 shares of common stock at a conversion price of $1.706. In addition, purchasers of the preferred stock at the second closing received warrants to purchase 2,198,125 shares of common stock at $1.612 per share. The conversion price of the preferred stock and the exercise price of the warrants are subject to anti-dilution adjustments if Orthovita issues securities at lower prices in the future.

The Company expects to use the net proceeds from the financing to support ongoing clinical development and marketing programs relating to its VITOSS(R), CORTOSS(TM) and RHAKOSS(TM) products, and for general administrative expenses, capital expenditures and working capital.

"We believe this cash infusion is an extremely positive development for the Company, leaving us better capitalized than at any time in our history. The Company will continue

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to focus on increasing revenue, advancing our products into and through clinical trials, and cutting expenses." said Joseph M. Paiva, Chief Financial Officer of Orthovita, Inc.

The offer and sale of the securities sold by Orthovita in the private placement transaction have not been registered under the Securities Act of 1933, as amended, and these securities may not be offered or sold by Orthovita in the absence of registration, unless an exemption from applicable registration requirements is available. However, Orthovita has filed a registration statement for the resale of the shares of common stock underlying the preferred stock and warrants, as well as shares issued and issuable as dividends on the preferred stock. The registration statement is not yet effective. This press release does not constitute an offer of any securities for sale.

About Orthovita

     Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market. We have applied our technologies to the development of three products, VITOSS(R) Synthetic Cancellous Bone Void Filler, CORTOSS(TM) Synthetic Cortical Bone Void Filler and RHAKOSS(TM) Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites.

     VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS was cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

     CORTOSS is a high-strength, bone-bonding, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation procedures. CORTOSS is not available for commercial distribution in the U.S.

     We are conducting clinical studies of CORTOSS required for approval in the U.S. and Europe for its use in vertebral augmentation. In addition, we are conducting post-marketing human clinical studies of CORTOSS in Europe for its use in hip compression screw augmentation.

     RHAKOSS is under development as a preformed composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use as an interbody fusion device.

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Forward-Looking Statements

Certain statements in this press release are forward-looking, including statements relating to anticipated uses of proceeds, obtaining regulatory approval for various uses of Orthovita's products, and product development. These forward looking statements are subject to risks and uncertainties and other factors that may cause actual results to differ materially from that presented herein. These risk and uncertainties include, but are not limited to, an inability to effectively use the anticipated proceeds as contemplated, whether product sales will increase, whether additional products will be developed and approved by regulatory authorities, whether existing products will be approved for additional uses, and the other risks and uncertainties described in Orthovita's reports filed with the Securities and Exchange Commission, including Orthovita's Annual Report on Form 10-K for the year ended December 31, 2001.

Source: Orthovita, Inc.
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